Exhibit 99.1

SOUTH AMERICAN GOLD ANNOUNCES APPOINTMENT OF
FRANK DELZER TO THE BOARD OF DIRECTORS

Richmond, IN (August 30,2012): South American Gold (OTCQB: SAGD) is pleased to announce Frank Delzer has been appointed Director of South American Gold Corp.

Mr. Delzer has served as the Company’s Vice President of Operations since February 2011 and will continue in such position with the assistance of our Vice President of Geology, and outside consultants as required.

Frank Delzer is a professional mining engineer with over 40 years of experience in the mining industry managing projects in the United States and Latin America. Mr. Delzer's experience includes production management and supervision of gold and base metal mines. Mr. Delzer has been responsible for management of exploration programs for precious and base metals, development programs and preparation of feasibility studies in his career. Mr. Delzer has experience with many mining companies throughout South America including Ariel Resources, Marcona Mining, Orinoco Mining, CIA Minera Industrial and the Andes Copper Mining Company. Mr. Delzer received his B.S. Mining Engineering degree from the University of North Dakota, a diploma in geology from Eberhard-Karls Universitaet in Tuebingen, Germany and was a Fulbright Scholar.

In other news:

Ms. Beatrice Duque Montoya resigned as Director to pursue other interests. The Board would like to thank Ms. Duque for her contribution to the Company during the formative stage of our work in Colombia, and wishes her well in her new endeavors. We will maintain an office in Colombia to continue to monitor developments in Colombia for potential acquisitions in the future.

The Company also has expanded its activities beyond North and South America to business development activity in southeastern Europe, guided by the same criteria of seeking to identify for acquisition or joint-venture projects in historic mining districts that we consider prospective for mineral deposits, underexplored using modern mining methods and technology. We will consider in southeastern Europe precious metal, industrial mineral or energy-related projects.

About South American Gold:

South American Gold Corp (OTC QB: SAGD) is an exploration mining company focused on the discovery, acquisition, exploration and development of gold and silver deposits in North and South America, and southeastern Europe. Our strategy is to acquire a pipeline of mining prospects in historic mining districts to explore, develop or joint venture, with an objective of establishing commercial production. The company has acquired or leased mining prospects in Arizona, Nevada, and Montana for a total land position of approximately four hundred and forty acres.

We have fewer than 80 million shares issued and outstanding.

Investor Inquiries:

1-765-356-9726
1-765-356-9737 (FAX)

Web Site: www.sagoldcorp.com

Email: info@sagoldcorp.com

Disclaimer

This release contains forward-looking statements that are based on beliefs of South American Gold Corp. management and reflect South American Gold Corp.'s current expectations as contemplated under section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities and Exchange Act of 1934, as amended. When we use in this release, the words "estimate," "project," "believe," "anticipate," "intend," "expect," "plan," "predict," "may," "should," "will," "can," the negative of these words , or such other variations thereon, or comparable terminology, are all intended to identify forward looking statements. Such statements reflect the current views of South American Gold Corp. with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance , or achievement expressed or implied by such forward looking statements to differ materially from the forward looking statements. The information contained in this press release is historical in nature, has not been updated, and is current only to the date shown in this press release. This information may no longer be accurate and therefore you should not rely on the information contained in this press release. To the extent permitted by law, South American Gold Corp. and its employees, agents and consultants exclude all liability for any loss or damage arising from the use of, or reliance on, any such information, whether or not caused by any negligent act or omission. This press release incorporates by reference the Company's filings with the SEC including 10k, 10Q, 8K reports and other filings. Investors are encouraged to review all filings. The company has limited financial capability to implement its business plan. The Baltimore Mine information is based on historic information, and the company has not conducted a preliminary economic assessment, nor has determined the costs of rehabilitation to gain access to historic production areas. There is no assurance of an economic deposit on the property, nor the capital required to be available for drilling, rehabilitation and infrastructure construction. The mining industry is subject to numerous risk factors.